Exhibit 99.1

Investor/Media Contacts:

Robert J. Cierzan, Vice President, Finance

Sylvia J. Castle, Investor Relations

Aldila, Inc., (858) 513-1801

FOR IMMEDIATE RELEASE

ALDILA REPORTS 53% INCREASE IN NET SALES

AND 68% INCREASE IN NET INCOME FOR

SECOND QUARTER 2005

Poway, CA., July 27, 2005 – ALDILA, INC. (NASDAQ:NMS:ALDA) announced today net sales of $21.8 million for the three months ended June 30, 2005, an increase of 53% over the same period in 2004, and net income of $3.6 million ($0.66 fully diluted per share), an increase of 68% over Q2, 2004.  In the comparable 2004 second quarter, the Company had net sales of $14.3 million and net income of $2.2 million ($0.42 fully diluted per share).  For the six months ended June 30, 2005, net sales increased by $10.1 million to $39.6 million, an increase of 34% over the same period in 2004 and net income increased by $2.5 million to $7.0 million, an increase of 56% over the same period in 2004.

“It is gratifying to report second quarter numbers that beat our strong first quarter results,” said Mr. Peter R. Mathewson, Chairman of the Board and CEO.  “Our second quarter sales increased by 53% versus the second quarter of last year.  The average selling price of golf shafts increased by 31% quarter on quarter on a 20% increase in unit sales, which increases were driven by the increased sales of branded and co-branded shafts.  Driven by continued strong sales of our flagship NV™ shaft line our second quarter 2005 branded sales exceeded our branded sales in the second quarter 2004 by 54%.  Our net income of $7.0 million for the six months ended June 30, 2005 represents the best first half of the year the Company has had in the past 10 years,” Mr. Mathewson said.

“Gross margin in the 2005 second quarter was affected by a charge for inventory obsolesce of approximately $385,000 as well as higher material costs versus the 2004 second quarter.  SG&A spending in the 2005 second quarter was affected by expenses for Sarbanes Oxley Section 404 Compliance in the amount of $102,000.  The Company’s backlog of sales orders as of June 30, 2005 of $12.7 million was 183% higher than at June 30, 2004,” Mr. Mathewson said.

“Our results during the quarter and the first half of 2005 demonstrate the appeal and momentum of our NV™ Series of shafts in the marketplace.  Our performance is validation that our business model built around Aldila branded and co-branded shafts is being embraced by OEM’s in a wide range of programs,” Mr. Mathewson said.  “We are seeing both an expansion of existing programs with OEM’s as they offer a wider range of NV™ shafts to their customers as well as the introduction of new club programs.  Our NV™ Hybrid shaft, bolstered by its success on all Professional Tours, is selling briskly through distribution channels and to OEM’s.  The new NV™ graphite iron shaft, just introduced, is being evaluated by several OEM’s and has been selected by one major customer as a custom upgrade option in their line,” said Mr. Mathewson.

The Aldila NV™ Series of shafts continue to be one of the most popular shafts in play on the major Professional Tours.  The Aldila NV™ was used to win both the men’s and women’s U.S. Open this year.  At the British Open the NV™ Hybrid was the number one hybrid shaft, continuing its dominance as the leading hybrid shaft on both the PGA and Nationwide Tour.  The NV™ graphite iron shaft scored its first win at the French Open on the European Tour.

“Outside sales of composite prepreg materials continued to grow during the quarter as sales increased by 69% versus the second quarter of 2004.  Sales are up 61% through six months versus the comparable period last year.  We are investing in new equipment to further grow this business,” said Mr. Mathewson.

“Our hockey sales have been impacted by the NHL lockout situation but with the recent announcement of a resolution between the owners and the players union we are seeing a rapid increase in activity, which we expect will result in greater sales in the second half of the year,” Mr. Mathewson said.

“Our balance sheet remains strong with $16.7 million in cash and no debt at June 30, 2005.  Operations continue to provide strong cash flows accommodating the payment of $6.1 million in dividends in the first half of 2005, which included a $1.00 per share one time special dividend,” said Mr. Mathewson.

Aldila, Inc. is a leader among manufacturers of graphite golf shafts used in clubs assembled and marketed throughout the world by major golf club companies, component distributors and custom clubmakers.  Aldila manufactures and assembles hockey sticks and blades, in addition to the manufacture of composite prepreg material for its golf shaft business and external sales.  Aldila also manufactures carbon fiber for internal use through an ownership interest in CFT.

This press release contains forward-looking statements based on our expectations as of the date of this press release.  These statements necessarily reflect assumptions that we make in evaluating our expectations as to the future.  Such forward-looking statements include, but are not limited to, implications concerning the acceptance of the NV™ shaft and that its success will continue to attract new customer accounts.  Forward-looking statements are necessarily subject to risks and uncertainties.  Our actual future performance and results could differ from that contained in or suggested by these forward-looking statements as a result of a variety of factors.  Our filings with the Securities and Exchange Commission present a detailed discussion of the principal risks and uncertainties related to our future operations, in particular our Annual Report on Form 10-K for the year ended December 31, 2004, under “Business Risks” in Part I, Item 1, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” in Part I, Item 7 of the Form 10-K, and reports on Form 10-Q and Form 8-K.  The forward-looking statements in this press release are particularly subject to the risks that:

•                  we will not maintain or increase our market share at our principal customers;

•                  demand for clubs manufactured by our principal customers will decline, thereby affecting their demand for our shafts;

•                  the market for graphite shafts will continue to be extremely competitive, affecting selling prices and profitability;

•                  our product offerings, including the Aldila NV™ shaft and product offerings outside the golf industry, will not achieve success with consumers or OEM customers;

•                  our business with Mission Hockey will not continue to grow;

•                  our international operations will be adversely affected by political instability, currency fluctuations, export/import regulations or other risks typical of multi-national operations, particularly those in less developed countries;

•                  CFT will be unsuccessful as a result, for example, of internal operational problems, raw material supply problems, changes in demand for carbon fiber based products, or difficulties in operating a joint venture;

•                  the Company will not be able to acquire adequate supplies of carbon fiber, other than that being produced at CFT, at reasonable market prices.

For additional information about Aldila, Inc., please go to the Company’s Website at www.aldila.com.

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ALDILA, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 30, 2005	December 31, 2004
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$16,666	$11,531
Marketable securities	—	4,971
Accounts receivable	8,367	5,214
Income taxes receivable	—	1,013
Inventories	10,188	8,292
Deferred tax assets	1,570	1,570
Prepaid expenses and other current assets	361	380
Total current assets	37,152	32,971

PROPERTY, PLANT AND EQUIPMENT	5,252	5,245

INVESTMENT IN JOINT VENTURE	3,213	3,072

DEFERRED TAXES	634	634

OTHER NON-CURRENT ASSETS	125	153

TOTAL ASSETS	$46,376	$42,075

LIABILITIES AND STOCKHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$6,249	$4,213
Income taxes payable	937	—
Accrued expenses	2,137	2,781
Total current liabilities	9,323	6,994

LONG-TERM LIABILITIES:
Other long-term liabilities	20	20
Total liabilities	9,343	7,014

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS’ EQUITY:
Preferred stock, $.01 par value; authorized 5,000,000 shares; no shares issued
Common stock, $.01 par value; authorized 30,000,000 shares; issued and outstanding 5,308,994 shares in 2005 and 5,127,310 shares in 2004, respectively	53	51
Additional paid-in capital	44,973	43,864
Accumulated deficit	(7,993)	(8,854)
Total stockholders’ equity	37,033	35,061

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$46,376	$42,075

ALDILA, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2005	2004	2005	2004

NET SALES	$21,821	$14,260	$39,629	$29,558
COST OF SALES	13,703	8,281	24,076	17,455
Gross profit	8,118	5,979	15,553	12,103

SELLING, GENERAL AND ADMINISTRATIVE	2,558	2,329	4,880	4,764
Operating income	5,560	3,650	10,673	7,339

OTHER EXPENSE (INCOME):
Other, net	(167)	18	(239)	15
Equity in earnings of joint venture	(56)	(39)	(124)	(138)

INCOME BEFORE INCOME TAXES	5,783	3,671	11,036	7,462
PROVISION FOR INCOME TAXES	2,139	1,498	4,083	3,015

NET INCOME	$3,644	$2,173	$6,953	$4,447

NET INCOME PER COMMON SHARE	$0.70	$0.44	$1.34	$0.90

NET INCOME PER COMMON SHARE, ASSUMING DILUTION	$0.66	$0.42	$1.28	$0.87

WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING	5,238	4,976	5,191	4,926

WEIGHTED AVERAGE NUMBER OF COMMON AND COMMON EQUIVALENT SHARES	5,483	5,217	5,421	5,120

ALDILA, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)

	Six months ended
	June 30,
	2005	2004

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$6,953	$4,447
Depreciation and amortization	642	747
Loss on disposal of fixed assets	4	32
Undistributed income of joint venture, net	(141)	(153)
Changes in other assets & liabilities, net	(1,688)	1,281
Net cash provided by operating activities	5,770	6,354

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(625)	(285)
Proceeds from sales of property, plant and equipment	—	3
Proceeds from sales of marketable securities	4,971	—
Distribution from joint venture	—	750
Net cash provided by investing activities	4,346	468

CASH FLOWS FROM FINANCING ACTIVITIES:
Repurchases of common stock	—	(287)
Benefit from exercise of stock options	225	—
Proceeds from issuance of common stock	886	1,438
Dividend payment	(6,092)	(256)
Net cash (used for) provided by financing activities	(4,981)	895

NET INCREASE IN CASH AND CASH EQUIVALENTS	5,135	7,717

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	11,531	6,919

CASH AND CASH EQUIVALENTS, END OF PERIOD	$16,666	$14,636